Exhibit 99.1

FOR IMMEDIATE RELEASE

August 12, 2011

Citizens Bancshares Corporation Announces 2011 Second Quarter Results

ATLANTA, August 12, 2011/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced second quarter net income before preferred dividends of $119,000 compared to a net loss of $1,104,000 for the same period last year.  Net income available to common shareholders for the second quarter of 2011 was $60,000, or $0.03 per diluted common share compared to a net loss available to common shareholders of $1,198,000, or a net loss of $0.57 per diluted common share, reported for the second quarter of 2010.

The increase in net income is attributed to a 89% reduction in write-downs on other real estate owned as the market value of foreclosed real estate appears to be stabilizing. Write-downs in the three month period ended June 30, 2011 totaled $179,000 compared to $1,694,000 for the same period last year.

Mr. James E. Young, President and Chief Executive Officer, commenting on the second quarter results stated, “While the economic recovery remains uneven, we continued to be positively affected by expense management discipline, lower cost deposits and improving credit quality.  Our results for the second quarter reflect a significant improvement in write-downs of OREO properties and a meaningful decrease in nonperforming assets.  Additionally, our increased focus on expense management has resulted in reductions of core expense of $245,000 during the second quarter of 2011, which is an improvement over the $192,000 reduction in core expense realized in the first quarter of 2011.  As a result, we remain confident in our operations and growth potential due to our strong balance sheet, capital position and management team.”

Year-to-date, the Company reported net income before preferred dividends of $337,000 compared to a net loss of $479,000 for the same period last year.  Net income available to common shareholders for the year was $219,000, or $0.10 per diluted common share compared to a net loss available to common shareholders of $667,000, or a net loss of $0.32 per diluted common share, reported for the same period last year.

Other financial highlights:

•                  Average gross loans were consistent with the prior quarter at $194 million.  Gross loans outstanding were $196 million at June 30, 2011 and December 31, 2010.

•                  Similarly, our deposit mix in the second quarter of 2011 was consistent with the first quarter of 2011.  Average deposits increased by $1 million to $340 million in the second quarter from the previous quarter.  Total deposits at June 30, 2011 were $346 million compared to $338 million at December 31, 2010, an increase of $8 million.

•                  Non-performing assets decreased $3 million to $22 million at June 30, 2011 from $25 million at March 31, 2011.

•                  The Company’s net interest margin remains strong at 4.26% for the second quarter of 2011, increasing by 0.09% compared to 4.17% reported in the previous quarter and for the quarter ended June 30, 2010.

•                  Non-interest income decreased by a nominal $47,000 during the second quarter of 2011 compared to the same period last year due to a reduction in service charges on deposits which decreased by $87,000, partially offset by an $31,000 increase in gain on sales of securities. The decrease in service charges is due to lower NSF and overdraft fees.

•                  Core expenses continue to be closely managed.  Excluding OREO related expenses, total non-interest expense declined by $245,000 compared to the second quarter of 2010.  All inclusive, total non-interest expense decreased by $1.7 million compared to the same quarter last year.

•                  The Company’s capital position remains strong at June 30, 2011 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

	2nd	2nd
	Quarter	Quarter
(In thousands, expect per share data)	2011	2010	Change
Income Statement
Net income (loss) available to common shareholders	$60	$(1,198)	105.0%
Net income (loss) per diluted common share	0.03	(0.57)	105.3%
Total revenue	5,311	5,502	(3.5)%
Provision for loan losses	731	860	(15.0)%
Noninterest income	1,171	1,218	(3.9)%
Noninterest expense	4,227	5,913	(28.5)%

Balance Sheet
Average loans, gross	194,449	200,825	(3.2)%
Average deposits	338,958	350,381	(3.3)%

Capital
Total capital (to risk weighted assets)	18%	17%
Tier 1 capital (to risk weighted assets)	17%	16%
Tier 1 capital (to average assets)	11%	9%

In the second quarter, the Company’s provision for loan losses increased by $256,000 to $731,000 compared to $475,000 in the first quarter of 2011 due to a large real estate commercial loan being placed on nonaccrual status.  The loan loss provision for the second quarter of 2011 decreased by $129,000 compared to the same three month period last year due to improved credit quality.  The allowance for loan losses was $2.7 million at June 30, 2011 compared to $4.2 million at December 31, 2010.  At June 30, 2011, the allowance for loan losses was 24% of nonperforming loans compared to 32% at December 31, 2010. The Company considers its allowance for loan losses at June 30, 2011 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer
(404) 575-8306